Exhibit 99.1

FOR IMMEDIATE RELEASE

March 12, 2007

DIAMOND RESORTS TO ACQUIRE SUNTERRA FOR $16.00 PER SHARE IN CASH

CREATING LEADING VACATION OWNERSHIP COMPANY

LAS VEGAS, March 12, 2007 – Sunterra Corporation (Pink Sheets: SNRR) today announced it has entered into a definitive agreement with an affiliate of privately held Diamond Resorts, LLC, based in Las Vegas. Under the terms of the agreement, Diamond Resorts’ affiliate will commence a tender offer within the next five business days for all of Sunterra’s issued and outstanding common stock at a purchase price of $16.00 per share in cash (the “Offer”), a 35% premium over the March 8th closing price of Sunterra’s common stock, the day before rumors of the acquisition entered the marketplace. The total value of the transaction is approximately $700 million, including $375 million of existing Sunterra debt.

The Offer will be open for 40 calendar days following commencement of the Offer. The debt financing supporting the Offer will be financed by a bank group led by Credit Suisse, which has provided a definitive financing commitment to Diamond Resorts.

John D. Ziegelman, Chairman of Sunterra, said, “Both our management team and our Board of Directors believe that, following a detailed review of strategic alternatives, the Diamond Resorts Offer is the best approach to maximize shareholder value and is in the best interests of Sunterra’s stockholders, customers and employees. We look forward to working with Diamond Resorts to effect a smooth transition.”

The Sunterra board of directors has unanimously approved the acquisition. Consummation of the Offer is subject to customary conditions and is not subject to financing. The parties expect Diamond Resorts’ acquisition of Sunterra to be completed during the second calendar quarter of 2007. Following the Diamond Resorts affiliate’s acquisition of at least 90% of Sunterra’s outstanding shares, the Diamond Resorts affiliate will merge with and into Sunterra, with any shares not tendered in the tender offer being converted into the right to receive $16.00 per share in cash. Sunterra will remain headquartered in Las Vegas.

The Sunterra board of directors has received opinions from its financial advisors, Merrill, Lynch, Pierce, Fenner and Smith, Inc. and Duff & Phelps, LLC, that the consideration to be paid to Sunterra stockholders in the transaction is fair from a financial point of view. Weil Gotshal & Manges LLP and Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. are acting as legal counsel to Sunterra.

Important Notice to Investors: The tender offer for the outstanding common stock of Sunterra Corporation has not yet commenced. This document is neither an offer to purchase nor solicitation of an offer to sell securities. At the time the Offer is commenced an affiliate of Diamond Resorts LLC will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”), and Sunterra will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Sunterra’s stockholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site: www.sec.gov.

Sunterra expects to hold a conference call with investors within a short period following the filings of the above documents with the SEC.

About Sunterra Corporation

Sunterra is one of the world’s largest vacation ownership companies with more than 326,000 owner families and 96 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the Company, can be found at www.sunterra.com.

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Contacts:

Investors:	Marilyn Windsor, Vice President of Investor Relations
(702) 304-7005
Media:	Pamela Johnston, PJ Inc.
(212) 629-8445

Forward-Looking Statements; Risk Factors

Statements contained in this document that disclose intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Sunterra cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. For example, such statements include the expected benefits and costs of the acquisition; management plans relating to the acquisition; the anticipated timing of filings and approvals relating to the acquisition; the expected timing of the completion of the acquisition; the ability to complete the acquisition considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and other factors include, among others, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Sunterra stockholders will tender their shares, the risk that competing offers will be made, the possibility that various closing conditions for the acquisition may not be met, and the possibility that expected benefits may not materialize as expected. If the acquisition does not close, Sunterra’s stock price may significantly decrease, and Sunterra’s business may be materially impacted. Among other things, Sunterra could lose sales, Sunterra’s management could be distracted, Sunterra could suffer increased employee attrition, and Sunterra could suffer further delays in complying with its periodic reporting requirements. Other risks and uncertainties are described from time to time in Sunterra’s filings with the U.S. Securities and Exchange Commission. Sunterra undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.